Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (“Agreement”) is made and entered into between Nexeo Solutions, LLC (“Company”), Nexeo Solutions Holdings, LLC (“Holdings”), and Henry E. Harrell (“Employee”). Capitalized terms used in this Agreement but not otherwise defined will have the meanings given to them in the Series B Unit Agreements between Holdings, the Company, and Employee, dated September 17, 2012, and May 19, 2014.

1.	Separation of Employment. Employee’s employment with the Company terminated on March 29, 2016 (“Separation Date”).

2.
Consideration. The Company agrees to provide Employee with the following separation payments and benefits (collectively, the “Separation Payment”) as consideration for executing this Agreement, to which Employee agrees Employee is not otherwise entitled but for Employee entering into this Agreement.

(a)
Notice Pay. In lieu of 30 days’ notice of Employee’s separation of employment, the Company agrees to pay Employee $31,232.87, the equivalent of 30-days’ pay. Subject to Section 11 below, this amount will be paid in a lump sum on the Company’s next scheduled payroll date following the effective date of this Agreement.

(b)
Separation Pay. The Company agrees to pay Employee $380,000.00 (less applicable withholding and other deductions) (the “Separation Pay”). Subject to Section 11 below, the Separation Pay will be paid in 26 substantially equal installments. The first installment will be paid on the Company’s next scheduled payroll date following the effective date of this Agreement and the remaining installments will be paid over the course of the following pay periods in accordance with the Company’s regular payroll practices.

(c)
Health & Welfare Benefits. Subject to Section 11 below, if Employee elects to continue medical, dental, and vision coverage under the Company’s medical, dental, and vision program pursuant to Employee’s continuation of coverage rights under the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company will waive that portion of the COBRA premium in excess of premiums paid by active employees for equivalent coverage until the earlier of (i) 52 weeks from date of termination, or (ii) Employee’s acceptance of other employment for which Employee is eligible for substantially similar group health benefits. Employee agrees to inform the Company immediately upon accepting other employment providing such coverage. Employee will be responsible for payment of the 2% COBRA administration fee.

3.
Equity Holdings. Employee received 1,250,000 number of Series B-2 Units (the “B-2 Units”) at a $1.10 threshold value pursuant to the Amended and Restated Limited Liability Company Agreement dated April 1, 2011 (as amended from time to time, the “LLC Agreement”) and the Series B Unit Agreement by and between Holdings and Employee dated December 19, 2012 (the “B-2 Agreement”). Employee also received 250,000 number of Series B-5 Units (the “B-5 Units”) at a $1.40 threshold value pursuant to the LLC Agreement and the Series B Unit Agreement by and between Holdings and Employee dated November 13, 2014 (the “B-5 Agreement”). Employee will receive, subject to Section 12 below, vesting of any Time-Based Units that would have vested on April 1, 2016. Pursuant to the foregoing and the terms and conditions of Section 4 of the B-2 Agreement, only 40%, or 500,000 number of Employee’s B-2 Units are currently vested (“Vested B-2 Units”). Employee’s remaining 750,000 number of B-2 Units are unvested. Of the unvested B-2 Units, 625,000 number are Performance-Based Units (“Unvested Performance-Based B-2 Units”) and 125,000 number are Time-Based Units (“Unvested Time-Based B-2 Units”). Pursuant to acceleration of the April 1, 2016 vesting and the terms and conditions of Section 4 of the B-5 Agreement, only 20%, or 50,000 number of Employee’s B-2 Units are currently vested (“Vested B-5 Units”). Employee’s remaining 200,000 number of B-5 Units are unvested. Of the unvested B-5 Units, 125,000 number are Performance-Based Units (“Unvested Performance-Based B-5 Units”) and 75,000 number are Time-Based Units (“Unvested Time-Based B-5 Units”).

(a)
Treatment of Unvested Performance-Based Units. Pursuant to the retention agreement by and between the Company, Holdings, and Employee dated December 1, 2015 (the “Retention Agreement”), Employee is entitled to certain treatment of Employee’s Unvested Performance-Based B-2 Units and Unvested Performance-Based B-5 Units if Employee is terminated without Cause prior to May 31, 2016. Since Employee’s termination is not for Cause, Employee’s Unvested Performance-Based B-2 Units and Unvested Performance-Based B-5 Units will receive treatment and consideration in accordance with the terms of the Retention Agreement. Employee acknowledges that Holding’s redemption rights under the B-2 Agreement and B-5 Agreement are tolled until September 29, 2016.

(b)
Forfeiture of Unvested Time-Based B Units. Pursuant to Section 5 of the B-2 Agreement and B-5 Agreement, Employee cannot become vested in Employee’s Unvested B-2 Units or Unvested B-5 Units as of the Separation Date. Pursuant to Section 7(b)(iii) of the B-2 Agreement and B-5 Agreement, Employee will forfeit to Holdings all of Employee’s Unvested B-2 Units and Unvested B-5 Units and all rights arising from such units as of Employee’s Separation Date. Each Unvested B-2 Unit and Unvested B-5 Unit held by Employee on the Separation Date will thus become cancelled and forfeited to Holdings pursuant to the terms and conditions of the B-2 Agreement, B-5 Agreement, and the LLC Agreement for no consideration to Employee.

(c)
Tax Distribution(s). Pursuant to and in accordance with the terms of the LLC Agreement, Employee will receive tax distributions that are intended to cover the estimated and reconciled tax liability associated with Employee’s equity holdings through the earlier of September 29, 2016, or the date upon which the equity holdings are redeemed or a Liquidity Event occurs. Employee will have the opportunity to participate in any and all Company composite state tax returns covering the same time period. If the tax preparation expenses related to the state composite filings are being paid by the Company on behalf of its actively-employed equity holders, the Company will pay such expenses on behalf of Employee as well.

4.	Waiver and Release.

(a)
In exchange for the Separation Payment, Employee releases the Company, TPG Capital, L.P. (“TPG”), and their past, present and future parents, subsidiaries, partners, funds, investors, successors, predecessors, and affiliated or related companies, and their respective owners, directors, officers, employees, agents, representatives and assigns (hereinafter referred to collectively as the “Released Parties”), from, and hereby waives, any and all claims, actions, causes of action, complaints, lawsuits, petitions, charges, indebtedness, contractual compensation, benefits, separation or severance pay, losses, liabilities, and demands, (collectively “claims”), including, but not limited to, those claims (i) arising from or in connection with Employee’s employment with or termination from the Company (ii) for benefits, payments, expenses, costs, damages, contractual compensation, severance pay, and any other contractual entitlements; (iii) arising under any federal, state, or local statute, regulation, ordinance or common law (including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.); (iv) based on any alleged discriminatory employment practices (based on Employee’s age, sex, race, national origin, religion, disability or other factor); and (v) arising from or in connection with all other acts or omissions related to any matter at any time prior to and including the date of Employee’s execution of this Agreement. Employee agrees that this waiver and release specifically includes any claims and rights Employee may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., and under any other law prohibiting age discrimination, arising on or prior to the date of Employee’s execution of this Agreement.

(b)
Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, in no event shall the released claims include (i) any claim which arises after the date that this Agreement is executed by Employee, or (ii) any claim to vested benefits under an employee benefit plan.

(c)
The Company hereby waives any and all claims arising from or in connection with Employee’s employment with or termination from the Company at any time prior to and including the date of Employee’s execution of this Agreement.

5.	Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement.

(a)
Employee agrees not to voluntarily disclose to any third person, apart from Employee’s attorney, tax advisors and immediate family, the existence, terms or conditions of this Agreement or to cause any third person to disclose the existence, terms or conditions of this Agreement, except as required by law or compelled by any governmental authority.

(b)
Employee acknowledges and agrees that the provisions related to confidentiality, non-competition, non-solicitation and non-disparagement in the Participation Agreement entered into by Employee and the Company survive the termination of Employee’s employment and are incorporated herein. For avoidance of doubt, the parties agree that (i) Employee is restricted from employment with a Competing Business; and (ii) a “Competing Business” is a business, individual, partnership, firm, corporation or other entity which engages in the distribution of chemicals, plastics, and composites materials or the provision of environmental services unless such distribution or provision is performed directly for itself or its affiliates. The provisions related to non-competition are not intended to restrict Employee from accepting employment with a current or former supplier of the Company or any other company that supplies materials or environmental services to companies such as the Company; the provisions are intended to only restrict employment with a direct competitor whose business is the distribution of chemicals and plastics.

6.	Return of Company Property. Employee agrees that, upon Employee’s execution of this Agreement, Employee shall immediately assemble and deliver to the Company:

(a)
each and every original and copy of any and all documents, compilations, recordings, and any other form of written, printed, recorded, typed and every other matter, thing or material of any kind which Employee has in Employee’s possession, custody or control that is or was the property of the Company or relates in any way to the business of the Company, including all material that constitutes or contains Confidential Information; and

(b)
all other property or data of the Company or its affiliates that has been in Employee’s possession or control, including but not limited to the company car (if any), computers, cell phones and IPhone or IPad devices, credit cards, entry cards, ID badge and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company or its customers, clients or suppliers.

(c)
For purposes of this Agreement, Employee acknowledges that “Confidential Information” includes the trade, business and financial secrets and other confidential and proprietary information of the Company, Holdings, or TPG.

7.
Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas (without giving effect to principles of conflicts of law) and, where applicable, the laws of the United States.

8.
Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to Employee’s employment and termination from employment with the Company, and any and all previous agreements with respect to these matters, unless specifically incorporated herein, are superseded by this Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by the parties hereto. No person has any authority to make any representations or promises on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representation or promise except those contained herein.

9.
Acknowledgment of Terms. Employee acknowledges that Employee has carefully read this Agreement; that Employee has had the opportunity for review of it by Employee’s attorney; that Employee fully understands its final and binding effect; that Released Parties admit to no wrongdoing in connection with Employee’s employment or Employee’s termination from the Company, and that this Agreement is intended as a compromise of any claims that Employee may allege against the Released Parties; that the only promises made to Employee to sign this Agreement are those stated above; and that Employee is signing this Agreement voluntarily.

10.
Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

11.
Execution. Employee acknowledges and agrees that Employee has 21 days to consider this Agreement before accepting by signing and dating this Agreement, and that Employee’s failure to so accept within this time period will result in the revocation of the Company’s offer to enter into this Agreement. Employee may revoke this Agreement within 7 days after Employee signs it. This Agreement shall not become effective or enforceable, and the consideration set forth in Section 2 will not be paid, until the expiration of this 7-day period without Employee’s revocation. Employee is advised to consult with an attorney prior to signing this Agreement.

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HENRY E. HARRELL, III

/s/ Henry E. Harrell, III
Date: 4-4-16

NEXEO SOLUTIONS, LLC
By: /s/ Lisa Britt
Name: Lisa Britt
Title: Chief Human Resources Officer
Date: 4-11-16

NEXEO SOLUTIONS HOLDINGS, LLC
By: /s/ Michael B. Farnell, Jr.
Name: Michael B. Farnell, Jr.
Title: Executive Vice President and Chief Legal Officer
Date: 4-11-16